Exhibit 4.2

Anfield Energy Inc.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(Expressed in Canadian Dollars)

Independent Auditor’s Report

To the Shareholders of Anfield Energy Inc.

Opinion

We have audited the consolidated financial statements of Anfield Energy Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2024 and 2023, and the consolidated statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including material accounting policy information (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2024 and 2023, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 to the financial statements, which describes events or conditions that indicate the existence of a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters, that in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the Material Uncertainty Related to Going Concern section, we have determined the matter described below to be a key audit matter to be communicated in our report.

KEY AUDIT MATTER	HOW THE MATTER WAS ADDRESSED IN THE AUDIT

Valuation of Asset Retirement Obligations

We draw attention to Note 10 of the financial statements. The Company has asset retirement obligations with a carrying value of $23,975,931 as at December 31, 2024. At each reporting date, the Company is required to assess whether there are any changes in the future restoration costs.

We considered this a key audit matter due to the significance of the asset retirement obligations’ carrying value and the high degree of judgement and subjectivity required in applying audit procedures and assessing the results of those procedures. This resulted in an increased extent of audit effort, including the involvement of a valuation specialist.

Our approach to address the matter including the following procedures, among others:

•

Evaluated the inputs and assumptions used in the management’s forecast regarding estimated future restoration costs;

•

Evaluated management’s assumption on timing of restoration;

•

With the assistance of a valuation specialist, evaluated the reasonableness of the discount rates and inflation rates used in the forecast; and

•

Tested the mathematical accuracy of the net present value of future restoration costs.

Other Information

Management is responsible for the other information. The other information comprises the information included in Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Heather McGhie.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

April 4, 2025

Anfield Energy Inc.

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Notes	December 31, 2024	December 31, 2023
Assets

Current Assets

Cash		$ 1,350,411	$ 2,611,281

Receivables		49,685	43,488

Prepaids and deposits	9	1,035,439	1,583,731

Marketable securities	5	34,563	42,443

		2,470,098	4,280,943

Non-current Assets

Insurance premium	7	372,736	343,287

Reclamation bond	6,7	16,087,691	14,078,254

Property and equipment	6	22,438,706	22,008,669

Deferred acquisition costs		–	112,740

Exploration and evaluation assets	7	38,639,788	34,449,558

		77,538,921	70,992,508

Total Assets		$ 80,009,019	$ 75,273,451

Liabilities

Current liabilities

Accounts payable and accrued liabilities	8	$ 1,651,411	$ 556,271

Due to related parties	9	223,489	101,441

Loans payable	11	5,899,864	–

		7,774,764	657,712

Long-term liabilities

Asset retirement obligations	10	23,975,931	22,315,783

Loans payable	11	3,383,929	2,703,154

Total Liabilities		35,134,624	25,676,649

Equity

Share capital	12	$ 110,528,937	$ 107,194,133

Stock option reserve	12	6,991,160	7,443,544

Warrant reserve	12	7,411,788	7,396,640

Foreign exchange reserve	12	4,487,177	1,113,884

Deficit		(84,544,667)	(73,551,399)

Total Equity		44,874,395	49,596,802

Total Equity and Liabilities		$ 80,009,019	$ 75,273,451

Going concern (Note 1)

Subsequent events (Note 19)

Approved and authorized on April 4, 2025, on behalf of the Board of Directors:

”Corey Dias”	“Laara Shaffer”
Chief Executive Officer	Chief Financial Officer

The accompanying notes are an integral part of these consolidated financial statements.

Anfield Energy Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Expressed in Canadian Dollars)

		For the year ended December 31,
	Notes	2024	2023
Expenses

Depreciation	6	$ 3,877	$ 3,819

Exploration and evaluation expenditures	7,9	5,275,278	3,766,705

(Gain) Loss on foreign exchange		(620,196)	51,258

General and administrative	9	4,957,926	3,719,444

Shareholder communications		195,943	105,948

Share-based compensation		–	2,382,195

Total expenses		9,812,828	10,029,369

Net loss before other items		(9,812,828)	(10,029,369)

Other items

Accretion expense of discount and interest expense on loans payable	9,11	(861,123)	(140,882)

Accretion expense for asset retirement obligations	10	(920,583)	(837,691)

Change in asset retirement obligation estimates	10	–	(411,042)

Gain on sale of royalty portfolio	7	–	1,954,128

Impairment of exploration and evaluation assets	7	(378,605)	–

Interest income		513,693	637,812

Other income		24,670	–

Reversal of impairment of property and equipment	6	–	21,986,159

Unrealized loss on marketable securities	5	(10,943)	(2,243)

Write-off of accounts payable		67	18,845

Net income (loss)		(11,445,652)	13,175,717

Other comprehensive income (loss)

Other comprehensive income (loss) that may be reclassified to profit or loss:

Exchange differences on translating foreign operations		3,373,293	(52,034)

Total comprehensive income (loss)		$ (8,072,359)	$ 13,123,683

Earnings (Loss) per share – basic and diluted		$ (0.01)	$ 0.02

Weighted average shares outstanding - Basic		1,019,470,008	800,028,104

Weighted average shares outstanding - Diluted		1,019,470,008	801,085,597

The accompanying notes are an integral part of these consolidated financial statements.

Anfield Energy Inc.

Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

	Notes	Number of shares	Amount	Stock option reserve	Warrant reserve	Foreign exchange reserve	Deficit	Total equity

Balance, December 31, 2022		648,858,283	$89,255,223	$7,036,812	$5,939,526	$1,165,918	$(88,702,579)	$14,694,900
Shares issued for exploration and evaluation assets	7,12	30,000,000	2,126,000	–	–	–	–	2,126,000
Shares issued for acquisition of Neutron Energy, Inc.	3,12	185,000,000	9,250,000	–	–	–	–	9,250,000
Shares issued - private placement, net of share issue costs	12	120,282,100	5,868,410	–	629,158	–	–	6,497,568
Units issued for bonuses	9,12	8,500,000	552,500	–	–	–	–	552,500
Units issued to settle amounts due to related party	9,12	800,000	52,000	–	–	–	–	52,000
Shares issued for debt issuance costs	11,12	1,158,301	90,000	–	–	–	–	90,000
Warrants issued in connection with Credit Facility	11,12	–	–	–	827,956	–	–	827,956
Share-based compensation	9,12	–	–	2,382,195	–	–	–	2,382,195
Stock options expired unexercised	12	–	–	(1,975,463)	–	–	1,975,463	–
Comprehensive income for the year		–	–	–	–	(52,034)	13,175,717	13,123,683

Balance, December 31, 2023		994,598,684	$107,194,133	$7,443,544	$7,396,640	$1,113,884	$(73,551,399)	$49,596,802
Shares issued for exploration and evaluation assets	7,12	15,000,000	1,050,000	–	–	–	–	1,050,000
Shares issued upon exercise of warrants	12	24,630,949	2,261,898	–	(234,961)	–	–	2,026,937
Warrants issued upon modification of Credit Facility	11,12	–	–	–	250,109	–	–	250,109
Refund of share issuance costs related to private placement in prior fiscal year		–	22,906	–	–	–	–	22,906
Stock options expired unexercised	12	–	–	(452,384)	–	–	452,384	–
Comprehensive loss for the year		–	–	–	–	3,373,293	(11,445,652)	(8,072,359)

Balance, December 31, 2024		1,034,229,633	$110,528,937	$6,991,160	$7,411,788	$4,487,177	$(84,544,667)	44,874,395

The accompanying notes are an integral part of these consolidated financial statements.

Anfield Energy Inc.

Consolidated Statement of Cash Flows

(Expressed in Canadian Dollars)

	For the year ended December 31,
	2024	2023

Cash Flows from Operating Activities

Net loss	$(11,445,652)	$13,175,717

Adjustments for non-cash items:

Accretion of asset retirement obligations	920,583	837,691

Accretion of discount and interest expense on loans payable	861,123	140,882

Change in asset retirement obligation estimates	–	411,042

Depreciation	3,877	3,819

Foreign exchange	(1,173,049)	(123,536)

Gain on sale of royalty portfolio	–	(1,954,128)

Impairment of exploration and evaluation assets	378,605	–

Reversal of impairment of property and equipment	–	(21,986,159)

Share-based compensation	–	2,382,195

Units issued for bonuses	–	552,500

Unrealized loss on marketable securities	10,943	2,243

Write-off of accounts payable	(67)	(18,845)

Changes in non-cash working capital:

Receivables	(6,197)	(34,394)

Prepaids and deposits	518,843	(1,138,471)

Accounts payable and accrued liabilities	1,701,743	530,093

Due to related parties	122,048	(44,084)

Net cash flows used in operating activities	(8,107,200)	(7,263,435)

Cash Flows from Investing Activities

Acquisition of exploration and evaluation assets	(136,633)	(5,866,608)

Acquisition of property and equipment	–	(26,868)

Deferred acquisition costs	–	(112,740)

Reclamation deposit	(801,744)	(651,838)

Proceeds from sale of royalty portfolio	–	2,015,243

Net cash flow used in investing activities	(938,377)	(4,642,811)

Cash Flows from Financing Activities

Proceeds from loan payable, net of issuance costs	5,899,864	3,702,410

Proceeds from share issuances, net of issuance costs	–	6,497,568

Proceeds from exercise of warrants	2,026,937	–

Proceeds from related party loan payable	1,485,000	–

Repayment of related party loan payable	(1,650,000)	–

Refund of share issuance costs	22,906	–

Net cash flow provided by financing activities	7,784,707	10,199,978

Decrease in cash	(1,260,870)	(1,706,268)

Cash, beginning	2,611,281	4,317,549

Cash, ending	$1,350,411	$2,611,281

Supplemental Cash Flow Information (Note 17)

The accompanying notes are an integral part of these consolidated financial statements.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

1.	CORPORATE INFORMATION AND GOING CONCERN

Anfield Energy Inc. (the “Company”) is a publicly listed company incorporated in British Columbia on July 12, 1989. The Company’s shares are listed on the TSX Venture Exchange (“TSX.V”) under the symbol “AEC”, the OTCQB Marketplace under the symbol “ANLDF”, and the Frankfurt Stock Exchange under the symbol “OAD”. On September 16, 2022, 125,000,000 warrants of the Company commenced trading on TSX.V under the symbol “AEC.WT”. The Company is engaged in mineral development and production. The Company’s head office and its registered and records offices are located at Suite 2005, 4390 Grange Street, Burnaby, British Columbia, V5H 1P6.

These consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. As at December 31, 2024 the Company had not advanced its properties to commercial production and is not able to finance day to day activities through operations. The Company incurred a net loss of $11,445,652 during the year ended December 31, 2024, and had an accumulated deficit of $84,544,667 as at December 31, 2024. The Company’s continuation as a going concern is dependent upon the successful results from its mineral property exploration and development activities and its ability to attain profitable operations and generate funds therefrom and or raise equity capital or borrowings sufficient to meet current and future obligations. While these factors indicate the existence of a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern, subsequent to December 31, 2024 the Company completed an equity financing for gross proceeds of $15,000,000 and amended an existing credit facility to provide an additional US$6,000,000 of capital (Note 19). Management intends to continue to finance operating costs and expenditures over the next twelve months with private placements of common shares or the issuance of debt. Should the Company be unable to continue as a going concern, the net realizable value of its assets may be materially less than the amounts on its consolidated statement of financial position. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PRESENTATION

a)	BASIS OF PREPARATION AND STATEMENT OF COMPLIANCE

These consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial statements of the Company have been prepared on an accrual basis are based on historical costs except for financial instruments as discussed below. The consolidated financial statements are presented in Canadian dollars, which is the Parent’s functional currency.

The policies set out below were consistently applied to all periods presented unless otherwise noted below. Theses consolidated financial statements have been prepared on a historical cost basis except for financial instruments carried at fair value.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICIES AND BASIS OF PRESENTATION (CONTINUED)

b)	BASIS OF CONSOLIDATION

These consolidated financial statements comprise the accounts of the Company and its wholly-owned subsidiaries incorporated in the United States which include Equinox Exploration Holding Corp. (“EQX US”), Anfield Resources Holding Corp. (‘ARHC”), ARH Wyoming Corp. (“ARHW”), Highbury Resources Inc. (“HRI”), Anfield Precious Metals Inc. (“APMI”) and Neutron Energy, Inc. (“NEI”) (Note 3). All inter-company transactions, balances, income and expenses are eliminated on consolidation.

c)	SIGNIFICANT MANAGEMENT JUDGEMENT AND ESTIMATES IN APPLYING ACCOUNTING POLICIES

Significant estimates and assumptions

The preparation of financial statements in accordance with IFRS requires the Company to make estimates and assumptions concerning the future. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

Areas requiring a significant degree of estimation and judgment relate to the determination of the recoverability of the carrying value of property and equipment, and exploration and evaluation assets, fair value measurements for financial instruments and share-based compensation and other equity-based payments, the recognition and valuation of provisions for restoration and environmental liabilities, purchase price allocation and the recoverability and measurement of deferred tax assets and liabilities. Actual results may differ from those estimates and judgments.

Significant judgments

The preparation of financial statements in accordance with IFRS requires the Company to make judgments, apart from those involving estimates, in applying accounting policies. The most significant judgments in applying the Company’s consolidated financial statements include:

•	The assessment of the Company’s ability to continue as a going concern and whether there are events or conditions that may give rise to significant uncertainty;
•	Whether there are indicators of impairment or impairment reversal of the Company’s property and equipment and exploration and evaluation assets; and
•	The determination of future unfulfilled conditions or other contingencies which may result in a liability.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION (CONTINUED)

d)	CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash on hand, deposits held on call with banks, highly liquid investments that are readily convertible into known amount of cash and which are subject to insignificant risk of changes in value. Cash and cash equivalents have a term to maturity of three months or less from the date of acquisition.

e)	FINANCIAL INSTRUMENTS

(i)  Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

Financial assets/liabilities	Classification
Cash	FVTPL
Marketable securities	FVTPL
Reclamation bonds	Amortized cost
Accounts payable	Amortized cost
Due to related parties	Amortized cost
Loan payable	Amortized cost

(ii)  Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the statements of comprehensive income (loss). Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the statements of comprehensive income (loss) in the period in which they arise.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION (CONTINUED)

e)	FINANCIAL INSTRUMENTS (CONT’D)

(iii)  Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and / or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. Gains and losses on derecognition are generally recognized in profit or loss.

f)	SHARE-BASED PAYMENTS

Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The corresponding amount is recorded to the option reserve. The fair value of options is determined using the Black–Scholes Option Pricing Model. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest.

g)	PROPERTY AND EQUIPMENT

Property and equipment is stated at historical cost less accumulated depreciation and accumulated impairment losses. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of a significant replaced part is derecognized. All other repairs and maintenance are charged to the consolidated statement and comprehensive income (loss) during the financial period in which they are incurred. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in profit or loss.

The Company’s property and equipment consists of a vehicle and the Shootaring Mill. Depreciation of the vehicle is calculated on a straight-line method to charge the cost, less residual value, over the estimated useful life of 7 years. Certain items of property, plant and equipment including the Shootaring Mill and its related assets are amortized over the estimated life of the mine using the units-of-production (“UOP”) method based on the recoverable ounces from the indicated resources. As at December 31, 2024, the Shootaring Mill is not yet in operation.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION (CONTINUED)

h)	EVALUATION AND EXPLORATION ASSETS

Costs incurred before the Company has obtained the legal rights to explore an area are expensed as incurred.

Exploration and evaluation expenditures include the direct costs related to the acquisition of exploration and evaluation assets. Option payments are considered acquisition costs provided that the Company has the intention of exercising the underlying option.

Property option agreements are exercisable entirely at the option of the optionee. Therefore, option payments (or recoveries) are recorded when payment is made (or received) and are not accrued.

Acquisition costs, which include asset retirement obligations assumed on acquisition, are capitalized. Exploration and evaluation expenditures, other than acquisition costs, incurred prior to the establishment of technical feasibility and commercial viability of extracting mineral resources and a decision to proceed with development are charged to operations as incurred.

Exploration and evaluation assets are tested for impairment if facts or circumstances indicate that impairment exists. Examples of such facts and circumstances are as follows:

•	the period for which the Company has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed;
•	substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned;
•

exploration and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; and

•

sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

After technical feasibility and commercial viability of extracting a mineral resource are demonstrable, exploration and evaluation assets attributable to that area of interest are first tested for impairment and then reclassified to mining property and development assets within property, plant and equipment.

i)	IMPAIRMENT OF NON-FINANCIAL ASSETS

The carrying amount of the Company’s assets (which include property and equipment and exploration and evaluation assets) is reviewed at each reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in the statement of comprehensive income (loss).

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION (CONTINUED)

i)	IMPAIRMENT OF NON-FINANCIAL ASSETS (CONT’D)

The recoverable amount of assets is the greater of an asset’s fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. An impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. Any reversal of impairment cannot increase the carrying value of the asset to an amount higher than the carrying amount that would have been determined had no impairment loss been recognized in previous years. Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

j)	FOREIGN CURRENCY TRANSLATION

The functional currency of each entity is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in Canadian dollars which is the parent company’s functional and presentation currency. The functional currency of EQX US, ARHC, ARHW, HRI, APMI and NEI is the US dollar. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates.

Transactions and balances

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in the statement of comprehensive income (loss) in the period in which they arise, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income in to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income. Where the non-monetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Foreign operations

The financial results and position of foreign operations whose functional currency is different from the Company’s presentation currency are translated as follows:

-	assets and liabilities are translated at period-end exchange rates prevailing at that reporting date; and

-	income and expenses are translated at average exchange rates for the period.

Exchange differences arising on translation of foreign operations are recognized in other comprehensive income and recorded in the Company’s foreign currency translation reserve in equity. These differences are recognized in the profit or loss in the period in which the operation is disposed.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION (CONTINUED)

k)	RESTORATION AND ENVIRONMENTAL OBLIGATIONS

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations associated with the retirement of long-term assets, when those obligations result from the acquisition, construction, development or normal operation of the assets. The net present value of future restoration cost estimates arising from the decommissioning of plant and other site preparation work is capitalized to exploration and evaluation assets along with a corresponding increase in the restoration provision in the period incurred. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value. The restoration asset will be depreciated on the same basis as other mining assets.

The Company’s estimates of restoration costs could change as a result of changes in regulatory requirements. These changes are recorded directly to mining assets with a corresponding entry to the restoration provision. The Company’s estimates are reviewed annually for changes in regulatory requirements, discount rates, effects of inflation and changes in estimates.

Changes in the net present value, excluding changes in the Company’s estimates of reclamation costs, are charged to profit or loss for the period. The net present value of restoration costs arising from subsequent site damage that is incurred on an ongoing basis during production are charged to profit or loss in the period incurred.

The costs of restoration projects that were included in the provision are recorded against the provision as incurred.

l)	INCOME (LOSS) PER SHARE

Basic income (loss) per share is computed by dividing the net loss by the weighted average number of outstanding shares issued during the reporting period. Diluted income (loss) per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted income (loss) per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period. In a loss reporting period, potentially dilutive common shares are excluded from the loss per share calculation as the effect would be antidilutive.

m)	ACCOUNTING STANDARDS

Accounting standards effective January 1, 2024

In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (Amendments to IAS 1), which amended IAS 1 to clarify the requirements for presenting liabilities in the statement of financial position. The amendments specify that the Company must have the right to defer settlement of a liability for at least 12 months after the reporting period for the liability to be classified as non-current.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION (CONTINUED)

m)	ACCOUNTING STANDARDS (CONT’D)

In addition, the amendments clarify that: (a) the Company’s right to defer settlement must exist at the end of the reporting period; (b) classification is unaffected by management’s intentions or expectations about whether the Company will exercise its right to defer settlement; (c) if the Company’s right to defer settlement is subject to the Company complying with specified conditions, the right exists at the end of the reporting period only if the Company complies with those conditions at the end of the reporting period, even if the lender does not test compliance until a later date; and (d) the term settlement includes the transfer of the Company’s own equity instruments to the counterparty that results in the extinguishment of the liability, except when the settlement of the liability with the Company transferring its own equity instruments is at the option of the counterparty and such option has been classified as an equity instrument, separate from the host liability.

In October 2022, the IASB issued Non-current Liabilities with Covenants, which amended IAS 1 to clarify that if the Company’s right to defer settlement of a liability for at least 12 months is subject to the Company complying with covenants after the reporting period, those covenants would not affect whether the Company’s right to defer settlement exists at the end of the reporting period for the purposes of classifying a liability as current or non-current. The amendments also increased the disclosure requirement relating to such covenants to include: (i) the nature of the covenants and the date by which the Company must comply with the covenants; (ii) whether the Company would comply with the covenants based on its circumstances at the reporting date; and (iii) whether and how the Company expects to comply with the covenants by the date on which they are contractually required to be tested. The above amendments are effective for the Company’s annual reporting period beginning on January 1, 2024. As disclosed in Note 11, the Company’s Credit Facility is subject to certain covenants.

At December 31, 2024, the Company was in compliance with all covenants. The impacts of initial application of the amendments on the Company’s consolidated financial statements for the year ending December 31, 2024 and for future periods will depend on the Company’s right to defer settlement of its liabilities at the end of such reporting period and can include increased disclosure in respect of its compliance with related covenants.

Accounting standards not yet effective

In April 2024, the IASB issues IFRS 18 Presentation and Disclosure in Financial Statements (“IFRS 18”), which will replace IAS 1 and includes requirements for all entities applying IFRS Accounting Standards for the presentation and disclosure of information in the financial statements. IFRS 18 will introduce new totals, subtotals, and categories for income and expenses I the statement of income, as well as requiring disclosure about management-defined performance measures and additional requirements regarding the aggregation and disaggregation of certain information. It will be effective on January 1, 2027, with earlier adoption permitted, and it must be adopted on a retrospective basis. The Company is currently evaluating the impact on its financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s financial statements.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3.	ACQUISITION OF NEUTRON ENERGY

On July 20, 2023, the Company completed the acquisition of Neutron Energy, Inc. (“NEI”), a wholly-owned subsidiary of enCore Energy Corp. (“enCore”), which holds the Marquez-Juan Tafoya uranium project located in the Grants Uranium Merial District, Albuquerque, New Mexico. As consideration for the acquisition of NEI, the Company issued 185,000,000 common shares with a fair value of $9,250,000 to enCore and paid $5,000,000 in cash. The acquisition has been accounted for as an asset acquisition and the consideration transferred is allocated as follows:

Asset Acquired:

Exploration and evaluation assets	$14,288,544

The Company incurred acquisition-related transaction costs of $38,544 in relation to this transaction which were allocated to the asset acquired.

4.	ARRANGEMENT AGREEMENT WITH ISOENERGY LTD.

On October 1, 2024, the Company entered into an Arrangement Agreement with IsoEnergy Ltd. (“IsoEnergy”) pursuant to which IsoEnergy was expected to acquire all of the issued and outstanding common shares of the Company by way of a court-approved plan of arrangement (the “Transaction”). Subsequent to the year ended December 31, 2024, the Company terminated the proposed plan of arrangement with IsoEnergy (Note 19).

5.	MARKETABLE SECURITIES

Marketable securities consist of 4,000,000 shares of GTI Resources Limited (“GTRIF”), an Australian company listed on the Australian Securities Exchange and OTC Markets in the United States.

	December 31, 2023 fair value	Unrealized loss	Foreign exchange translation	December 31, 2024 fair value
GTI Resources Limited	$42,443	$(10,943)	$3,063	$34,563
	$42,443	$(10,943)	$3,063	$34,563

	December 31, 2022 fair value	Unrealized loss	Foreign exchange translation	December 31, 2023 fair value
GTI Resources Limited	$45,508	$(2,243)	$(822)	$42,443
	$45,508	$(2,243)	$(822)	$42,443

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

6.	PROPERTY AND EQUIPMENT

	Vehicle	Shootaring Mill	Total
COST
Balance, December 31, 2022	$–	$–	$–
Additions	26,868	–	26,868
Reversal of impairment	–	21,986,159	21,986,159
Foreign exchange translation	(606)	–	(606)
Balance, December 31, 2023	26,262	21,986,159	22,012,421
Change in ARO estimates		(1,453,888)	(1,453,888)
Foreign exchange translation	2,253	1,886,067	1,888,320
Balance, December 31, 2024	28,515	22,418,338	22,446,853

DEPRECIATION
Balance, December 31, 2022	–	–	–
Depreciation	3,819	–	3,819
Foreign exchange translation	(67)	–	(67)
Balance, December 31, 2023	3,752	–	3,752
Depreciation	3,877	–	3,877
Foreign exchange translation	518	–	518
Balance, December 31, 2024	8,147	–	8,147

CARRYING AMOUNTS
Balance, December 31, 2023	$22,510	$21,986,159	$22,008,669

Balance, December 31, 2024	$20,368	$22,418,338	$22,438,706

There were favorable changes in the market conditions for uranium production, as well as other factors, which indicated the impairment loss recognized in prior periods in relation to the Shootaring mill no longer exists. On December 31, 2023, the Company determined that the fair value less cost of disposal of the asset was higher than the carrying value of the mill if no impairment loss had been recognized in prior periods. As a result, the Company reversed the total impairment of $21,986,159 (US$16,576,438) along with the changes to the ARO estimates for the period between the impairment and December 31, 2023.

Reclamation Bonds

The Company is required to obtain replacement bonds to meet reclamation requirements in connection with the Shootaring Mill.

During the year ended December 31, 2024, the Company recorded a bond premium of US$470,857 (2023

- US$370,702) as insurance, which would create an obligation for the surety company to cover the difference between the bond requirement and the cash collateral. The bond premium is amortized over one year. During the year ended December 31, 2024, the Company recorded $567,670 (2023 –$493,443) as insurance expense and at December 31, 2024, $372,736 (2023 – $343,287) was recorded in prepaid insurance premium for the reclamation bond requirements.

As at December 31, 2024, the Company recorded the cash collateral of US$11,129,593 ($16,028,060) (2023 – US$10,583,683 ($14,037,668)) as a reclamation bond.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	EXPLORATION AND EVALUATION ASSETS

As at December 31, 2024, the Company held interests in uranium exploration properties in Utah, Arizona and New Mexico (“Uranium Properties”); uranium/vanadium properties in Colorado (Highbury and Slick Rock Project) and in Arizona (Artillery Project); and a gold project in Arizona also known as Newsboy Project.

A continuity of exploration and evaluation assets is as follows:

		Colorado Properties		Arizona Properties
	Uranium Properties	Highbury	Slick Rock	Newsboy Gold	Artillery Peak	Total

Balance, December 31, 2022	$898,860	$5,088,501	$6,486,563	$2,456,574	$2,208,490	$17,138,988
Acquisitions cost	14,926,643	–	–	–	2,317,846	17,244,489
Change in ARO estimates	–	445,721	–	–	–	445,721
Disposition	(61,610)	–	–	–	–	(61,610)
Foreign exchange	64,706	(105,383)	(134,339)	(50,876)	(92,138)	(318,030)

Balance, December 31, 2023	15,828,599	5,428,839	6,352,224	2,405,698	4,434,198	34,449,558
Acquisitions cost	1,163,334	136,633	–	–	–	1,299,967
Change in ARO estimates	–	232,329	–	–	–	232,329
Foreign exchange	1,451,013	473,089	544,921	206,371	361,145	3,036,539
Impairment	–	–	–	–	(378,605)	(378,605)

Balance, December 31, 2024	$18,442,946	$6,270,890	$6,897,145	$2,612,069	$4,416,738	$38,639,788

The following exploration and evaluation expenditures included in comprehensive loss for years ended December 31, 2024 and 2023 are as follows:

	Uranium Properties	Highbury	Newsboy	Artillery Peak	Clay Borrow	Total

Consulting	$357,528	$ 815,011	$ –	$ –	$ –	$1,172,539
Sundry field	102,537	7,391	–	–	–	109,928
Sampling, assaying	173,935	2,962	–	–	–	176,897
License, filing and insurance	1,548,060	126,270	32,727	55,710	13,402	1,776,169
Royalty	462,489	560,000	–	–	–	1,022,489
Property tax	8,006	41,149	–	–	51,184	100,339
Drilling	–	691,309	–	–	–	691,309
Termination of acquisition agreement	225,608	–	–	–	–	225,608

Total for the year ended December 31, 2024	$2,878,163	$2,244,092	$ 32,727	$55,710	$64,586	$5,275,278

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

	Uranium Properties	Highbury	Newsboy Gold	Artillery Peak	Clay Borrow	Total

Consulting	$1,413,552	$429,124	$11,260	$ 18,223	$ 7,966	$1,880,125
Sundry field	59,744	(2,656)	–	–	–	57,088
Sampling, assaying	190,805	5,617	–	–	–	196,422
License, filing and insurance	1,003,534	57,426	51,966	106,228	6,519	1,225,673
Lease and royalty	120,153	191,182	–	–	–	311,335
Property tax	58,552	37,510	–	–	–	96,062

Total for the year ended December 31, 2023	$2,846,340	$718,203	$63,226	$124,451	$14,485	$3,766,705

URANIUM PROPERTIES

Shootaring Mill Project

On August 27, 2015, as amended November 23, 2017, the Company closed an Asset Purchase Agreement and amendments, with Uranium One Americas Inc. (“Uranium One”) to acquire the Shootaring Canyon uranium mill (the “Shootaring Mill”) located in Utah, and a portfolio of conventional uranium assets including: Shootaring Mill, Velvet-Wood Project, Frank M Project, Wate and Findlay Tank Breccia Pipes, royalty portfolio and surface stockpiles.

Calf Mesa Uranium Project

In January 2023, the Company acquired 100% interest in 65 unpatented mining claims of the Marysvale uranium project located in Beaver County, Utah, USA and 100% interest in 26 unpatented mining claims of the Calf Mesa project located in Emery County, Utah, USA. The Company paid cash of US$60,000 ($80,618) and issued 9,000,000 common shares with a fair value of $555,600 (Note 12).

Marquez-Juan Tafoya Uranium Project

In July 2023, the Company acquired the Marquez-Juan Tafoya Uranium Marquez-Juan Tafoya uranium project located in the Grants Uranium Merial District, Albuquerque, New Mexico, USA (Note 3).

Other Utah Properties

On October 18, 2023, the Company entered into a definitive agreement with Nolan Holdings, Inc. to acquire 100% interest in 175 federal unpatented uranium mining claims, located in San Juan and Grand Counties in Utah. As consideration for the claims and associated data, the Company paid US$85,000 in cash, issued 15,000,000 common shares (Note 12) and reimbursed all costs and expenses incurred in connection with the transaction including staking, filing and recording fees related to the claims. During the year ended December 31, 2023, the Company paid the cash consideration of $112,740 (US$85,000) which was recognized as deferred acquisition costs at December 31, 2023. The Company also reimbursed expenses of $119,537 (US$90,125) which was recognized as exploration and evaluation expenditures during the year ended December 31, 2023.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

URANIUM PROPERTIES (CONT’D)

On June 11, 2024, the Company entered into a Uranium Mining Lease Agreement with Wayne Minerals Inc. to obtain mining rights on 127 unpatented mining claims in California and Utah for 5 years. The Company agreed to pay an annual lease payment of US$100,000. A production royalty of 3% will be paid on the total value of all minerals recovered and sold from the leased land. An advance royalty of US$50,000 is due annually beginning on May 30, 2029 and will be credited against production royalty until it has been fully recouped. The Company was also granted the sole and exclusive right and option to earn a 100% undivided interest in the leased land free and clear of all charges, royalties and encumbrances upon terms to be agreed between the lessor and the Company, at any time prior to the expiration of the 5-year term.

Royalty Portfolio Sale

In February 2023, the Company disposed of its uranium royalty portfolio for cash of $2,015,243 (US$1,500,000) reducing the carrying value of the exploration and evaluation asset to $61,115 (US$45,489), resulting in a gain of $1,954,128 (US$1,454,511) upon sale.

COLORADO PROPERTIES

HIGHBURY PROJECT

The Highbury Project consists of nine past-producing uranium/vanadium properties in Colorado, collectively known as the West Slope Project. It also includes the Papoose Quarry property, which is not core to the Company’s current operations.

SLICK ROCK PROJECT

On June 6, 2022, the Company completed an asset swap to exchange certain uranium properties and the Charlie Leasehold in Wyoming for Slick Rock Project in Colorado. The Company recorded it at $6,017,216 (US$4,789,252), which was the carrying value of the certain uranium properties and Charlie Leasehold which were exchanged.

During the year ended December 31, 2024, the Company paid US$25,406 for a reclamation bond held by the regulatory authorities and will be released to the Company on satisfactory restoration of the property. The reclamation bond balance was $36,588 (US$25,406) as at December 31, 2024 (2023 – $nil).

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

GOLDEN EAGLE PROJECT

On January 2, 2024, HRI entered into a definitive agreement with Gold Eagle Mining Inc. (“GEM”) and Golden Eagle Uranium LLC (“GEU”) (collectively, “the Sellers”) to acquire a 100% interest in twelve Department of Energy (“DOE”) leases (“DOE Leases”) and associated data in various Counties in Colorado. On September 28, 2024, the agreement was amended and pursuant to the amendment the Company agreed to pay the following consideration for the DOE Leases and associated dates:

• At closing, US$500,000 in cash with US$100,000 to be paid on or before October 16, 2024 (paid) and US$400,000 to be paid by December 31, 2024 (unpaid);

• Issuance of US$1,250,000 worth of common shares by December 31, 2024 (not issued);

• US$750,000 in cash at the one-year anniversary of closing;

• US$1,000,000 in cash at the two-year anniversary of closing;

• US$1,000,000 in cash at the three-year anniversary of closing; and

• US$1,500,000 in cash at the four-year anniversary of closing.

On December 31, 2024, the agreement was amended to remove the due date for the US$400,000 cash payment and the issuance of US$1,250,000 worth of common shares which were originally due on December 31, 2024. On February 20, 2025, the agreement was further amended (Note 19).

ARIZONA PROPERTIES

NEWSBOY GOLD PROJECT

On November 30, 2020, the Company entered into a Leases and Claims Transfer Agreement to acquire the Newsboy Gold Project (“Newsboy Project”) located in Arizona, USA. The Company issued 5,000,000 common shares (issued), made cash payments of US$625,000, was to incur exploration expenditures of US$3,000,000 and bring the Newsboy Project into production within 48 months of closing. The closing date of the transaction was June 10, 2021. The Newsboy Project is subject to a 2% net smelter returns royalty on commercial production. The Company incurred $50,000 of cash transaction cost.

In March 2022, the Company entered into a settlement agreement and an amendment agreement for the Newsboy project. Upon a cash payment of US$750,000 to transferor, 1% of the NSR royalty was bought back by the Company, and the Company’s work commitments, resource milestones, and production milestone requirements were waived.

The Company has a US$12,000 reclamation bond held by the regulatory authorities and will be released to the Company on satisfactory restoration of the property. The reclamation bond balance was $17,282 as at December 31, 2024 (2023 – $15,916).

ARTILLERY PEAK PROJECT

The Artillery Peak Project consists of 50 unpatented mining claims in the uranium-rich Artillery Peak project area, located in Mohave County, Arizona, USA.

During the year ended December 31, 2023, the Company bought back the 3% NSR in consideration for $613,541 (US$450,000).

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	EXPLORATION AND EVALUATION ASSETS (CONTINUED)

LiVada Claims

In January 2023, the Company acquired a 100% interest in 119 unpatented mining claims and historical data in the Artillery Peak area, located in Mohave County, Arizona, USA, from LiVada Corporation. During the year ended December 31, 2023, the Company paid $67,148 (US$50,000) cash and issued 6,000,000 common shares with a fair value of $370,400 (Note 12).

Dripping Springs Quartzite Project

In February 2023, the Company acquired 100% in 115 unpatented mining claims of the Dripping Springs Quartzite uranium project located in Gila County, Arizona, USA. During the year ended December 31, 2023, the Company paid $66,758 (US$50,000) cash and issued 15,000,000 common shares with a fair value of $1,200,000 (Note 12). During the year ended December 31, 2024, the Company recognized an impairment of $378,605 (US$276,256) as 34 of the 115 mining claims were forfeited during the year.

OTHER PROPERTIES

CLAY BORROW PROJECT, UTAH

On March 1, 2023, the Company entered into a clay mineral lease agreement with the School and Institutional Trust Lands Administration to lease 620.88 acres of land located in Garfield County, Utah, for a term of 10 years. Pursuant to the agreement, the Company agreed to pay an annual rent of a minimum US$500 or at the rate of US$2 for each acre and fractional acre situated within the boundaries of the property.

Commencing on the 10th anniversary of the agreement and until the lease terminates, the Company agreed to pay in advance an annual minimum royalty equal to six times the annual rent. In addition, the Company agreed to pay a production royalty equal to the greater of: (i) 10% of the gross value of the clay minerals sold under an arm’s length transaction, or (ii) US$1 per short ton of the clay minerals.

During the year ended December 31, 2023, the Company paid US$18,600 for a reclamation bond held by the regulatory authorities and will be released to the Company on satisfactory restoration of the property. During the year ended December 31, 2024, the Company received a refund of US$14,600. The reclamation bond balance was $5,761 (US$4,000) as at December 31, 2024 (2023 – $24,670 (US$18,600)).

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2024	December 31, 2023

Trade payables	$760,631	$306,805
Accrued liabilities	890,780	249,466

	$1,651,411	$556,271

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

9.	RELATED PARTY TRANSACTIONS AND BALANCES

a)	Related Party Balances

As at December 31, 2024, an amount of $223,489 (2023 - $101,441) was owed to related parties. These amounts are unsecured, non-interest bearing and have no fixed terms of repayment.

As at December 31, 2024, an amount of $4,515 (2023 - $nil) was recorded in prepaid expenses for advances to a company controlled by the Chief Financial Officer of the Company for future consulting fees.

As at December 31, 2024, an amount of $14 (2023 - $12,700) was recorded in prepaid expenses for advances to a director of the Company for future property expenditures.

On August 2, 2024, the Company entered into a loan agreement with a director of the Company for $1,650,000. The Company received proceeds of $1,485,000, net of original issue discount of $165,000. The loan is unsecured, non-interest bearing and due on August 2, 2025. The carrying value of the loan was accreted using the effective interest rate method over the term of the loan. The effective interest rate was estimated at 10.66%. On October 1, 2024, the loan was repaid through proceeds from the IsoEnergy Ltd. loan (Note 11).

Loan Payable
Balance, December 31, 2022 and 2023	$–
Addition	1,650,000
Original issue discount	(165,000)
Accretion of discount on loan payable	165,000
Repayment	(1,650,000)

Balance, December 31, 2024	$–

b)	Related Party Transactions

The Company incurred the following transactions with companies that are controlled or managed by officers and directors of the Company:

	For the years ended December 31, 2024	2023
Consulting fees and management bonus (i)	$51,600	$133,600
Consulting and professional fees (ii)	1,156,303	–
Share issuance cost	–	2,300

	$1,207,903	$135,900

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

9.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

b)	Related Party Transactions (continued)

The Company has identified its directors and certain senior officers as its key management. Key management compensation during the years ended December 31, 2024 and 2023, are as follows:

	For the years ended December 31, 2024	2023
Consulting fees and management bonus (i)	$1,259,615	$1,452,412
Legal fees (i)	246,688	229,549
Auto and rent expense (ii)	57,561	35,339
Share based compensation	–	2,089,445
	$1,563,864	$3,806,745

(i)	These expenses are included in general and administrative expenses in the consolidated statements of comprehensive loss.

(ii)	These expenses are included in exploration and evaluation expenditures in the consolidated statements of comprehensive loss.

During the year ended December 31, 2023, the Company issued a total of 6,500,000 common shares with a fair value of $422,500 as bonuses to directors and an officer of the Company and a company controlled by an officer of the Company.

During the year ended December 31, 2023, the Company issued 800,000 common shares with a fair value of $52,000 to settle debt of $52,000 with a director of the Company.

10.	ASSET RETIREMENT OBLIGATIONS

Laws and regulations concerning environmental protection affect the Company’s exploration and operations. Under current regulations, the Company is required to meet performance standards to minimize environmental impact from its activities and to perform site restoration and other closure activities. The Company’s provision for future site closure and reclamation costs is based on known requirements.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

10.	ASSET RETIREMENT OBLIGATIONS (CONTINUED)

A continuity of the Company’s provision for site reclamation and closure is as follows:

	Shootaring Mill	West Slope	Papoose	Totals
Balance December 31, 2022	$16,956,868	$3,839,628	$276,103	$21,072,599
Accretion Change in interest rate and	673,510	153,501	10,680	837,691
estimates	411,042	427,925	17,796	856,763
Foreign exchange	(363,121)	(82,241)	(5,908)	(451,270)
Balance December 31, 2023	$17,678,299	$4,338,813	$298,671	$22,315,783
Accretion	728,372	180,204	12,007	920,583
Change in interest rate and estimates	(1,453,888)	248,553	(16,224)	(1,221,559)
Foreign exchange	1,553,534	381,359	26,231	1,961,124

Balance December 31, 2024	$18,506,317	$5,148,929	$320,685	$23,975,931

a)	SHOOTARING MILL

During the year ended December 31, 2024, the Company reassessed the asset retirement costs for the Shootaring Mill and recorded a change in estimate for $1,453,888 (US$1,009,553) (2023 - $411,042 (US$309,904)). The change in estimate for the year ended December 31, 2024 was recorded as a decrease (2023 – increase) to property and equipment and as a decrease (2023 – increase) to asset retirement obligation.

The Company’s estimate of the environmental rehabilitation provision arising from the Shootaring Mill (Notes 6 and 7) at December 31, 2024, was $18,506,317 (US$12,850,451) (2023 – $17,678,299 (US$13,328,534)). This estimate was based upon an undiscounted risk-adjusted future cost of $23,991,550 (US$16,659,642) (2023 - $21,571,288 (US$16,263,647)), an annual inflation rate of 2.40% (2023 – 2.40%) and discount rate of 4.64% (2023 – 3.98%). The closure and reclamation expenditure is expected to be incurred in 2036.

b)	WEST SLOPE PROJECT

During the year ended December 31, 2024, the Company reassessed the asset retirement obligation costs for the West Slope Project and recorded a change in estimate for $248,553 (US$172,591) (2023 - $427,925 (US$322,634)). The change in estimate for the year ended December 31, 2024 was recorded as an increase (2023 - an increase) to exploration and evaluation assets and increase (2023 – increase) to asset retirement obligation.

The Company’s estimate of the environmental rehabilitation provision arising from the West Slope Project (Note 7) at December 31, 2024, was $5,148,929 (US$3,575,323) (2023 – $4,338,813 (US$3,271,243)). This estimate was based upon an undiscounted risk-adjusted future cost of $5,686,932 (US$3,948,902) (2023 - $5,399,003 (US$4,070,572)), an annual inflation rate of 2.40% (2023 – 2.40%) and a discount rate of 4.39% (2023 – 4.01%). The closure and reclamation expenditure is expected to be incurred in 2030.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

10.	ASSET RETIREMENT OBLIGATIONS (CONTINUED)

c)	PAPOOSE PROPERTY

During the year ended December 31, 2024, the Company reassessed the asset retirement obligation costs for the Papoose Property and recorded a change in estimate for $16,224 (US$11,266) (2023 - $17,796 (US$13,417)). The change in estimate was recorded as a decrease (2023 - an increase) to exploration and evaluation assets and decrease (2023 – increase) to asset retirement obligation.

The Company’s estimate of the environmental rehabilitation provision arising from the Papoose property (Note 7) at December 31, 2024, was $320,685 (US$222,679) (2023 – $298,671 (US$225,183)). This estimate was based upon an undiscounted risk-adjusted future cost of $337,716 (US$262,279) (2023 - $339,951 (US$256,306)), an annual inflation rate of 2.40% (2023 – 2.40%) and risk adjusted discount rate of 4.51% (2023 – 3.88%). The closure and reclamation expenditure is expected to be incurred in 2032.

11.	LOANS PAYABLE

a)	CREDIT FACILITY

On September 26, 2023, the Company entered into a loan agreement (the “Loan Agreement”) for a non- revolving term credit facility (the “Credit Facility”) with Extract Advisors LLC as agent (the “Agent”) for Extract Capital Master Fund Ltd. (the “Lender”). The Credit Facility of $4,300,000 matures on September 26, 2028, bears a coupon of the Secured Overnight Financing Rate (“SOFR”) plus 5.0% per annum, payable semi-annually in U.S. dollars. The SOFR is equal to the secured overnight financing rate published by the Federal Reserve Bank of New York on the website of the Federal Reserve Bank of New York. The Company, with written notice, may elect to capitalize the interest payable on the Credit Facility semi-annually, in arrears, at a rate of SOFR plus 7.0%. On October 6, 2023, the terms of the Loan Agreement were amended to add the fixed repayment amount of US$3,203,961. Interest shall be calculated based on the repayment amount of US$3,203,961 and on the basis of a year of 360 days. The Credit Facility has an original issue discount of $300,000.

In connection with the Loan Agreement, the Company issued 42,105,263 warrants to the Lender, with each warrant entitling the holder to acquire one common share of the Company at an exercise price of $0.095 per warrant for a period ending on the maturity date. For so long as the Credit Facility remains outstanding, all proceeds from the exercise of the warrants by the Lender shall be used to repay the principal amount of the Credit Facility. As additional consideration for arranging the Loan, the Company paid an arrangement fee of $100,000 to the Lender and reimbursed expenses of $32,678 to the Agent. The Company also incurred other financing costs of $254,162 which included a success fee of $180,500 paid to Haywood Securities Inc. ($90,500 in cash and issuance of 1,158,301 common shares of the Company with a fair value of $90,000), legal expenses of $66,312 and filing fees of $7,350.

On October 6, 2023, the Company received proceeds of US$2,839,875, net of the original issue discount of US$218,452 ($300,000), arrangement fee of US$72,817 ($100,000) and an initial foreign exchange loss of US$72,817.

The Credit Facility contains a voluntary prepayment option, allowing the Company to prepay the Credit Facility at any time after the twelve-month anniversary of the closing date by paying a prepayment fee equal to 3% of the outstanding amount of the Credit Facility.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

11.	LOAN PAYABLE (CONTINUED)

a)	CREDIT FACILITY (CONTINUED)

The Credit Facility contains a mandatory prepayment clause where the Company must pay certain amount of proceeds from sale of secured assets, debt financings, or royalty sale transactions, to the Agent.

The Credit Facility is secured by a corporate guarantee and share pledge from each of the subsidiaries of the Company and contains certain other customary provisions, including certain covenants and default conditions in favour of the Lender.

The Credit Facility is a compound financial instrument which consists of two components: the loan (a financial liability) and the warrants (an equity instrument). The Company assessed each of the components separately and allocated the proceeds from the Credit Facility and financing costs as follows:

	Credit Facility (USD)	Financing costs (USD)	Credit Facility (net of financing costs) (USD)
Financial liability	$2,188,982	$161,418	$2,027,564
Warrants	650,893	47,998	602,895
Total	$2,839,875	$209,416	$2,630,459

The initial carrying amount of the financial liability was determined by discounting the estimated future interest and principal payments at a discount rate of 20.5%.

The carrying amounts of the equity component (the warrants) was established using the residual fair value approach, which takes the difference between the principal amount received from the Credit Facility (US$2,839,875) less the fair value of the loan. The value of the warrants of $827,956 (US$602,895), net of financing cost of $65,915 (US$47,998) is recorded within warrant reserves on the statement of financial position.

The carrying value of the loan will be accreted using the effective interest rate method over the term of the Credit Facility. The effective interest rate is estimated at 23.74%.

Loan Payable
Loan Payable
Balance, December 31, 2022	$–
Proceeds, net of original issue discount and arrangement fee	3,900,000
Debt issuance costs allocated to liability component	(221,672)
Residual value allocated to equity component	(827,956)
Accretion of discount on loan payable	14,262
Interest expense	126,620
Foreign exchange impact	(288,100)
Balance, December 31, 2023	2,703,154
Accretion of discount on loan payable	109,080
Interest expense	587,043
Debt modification cost	(250,109)
Foreign exchange impact	234,761
Balance, December 31, 2024	$3,383,929

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

11.	LOAN PAYABLE (CONTINUED)

a)	CREDIT FACILITY (CONTINUED)

On March 27, 2024, the Company elected to capitalize the first interest payment of $292,809 (US$203,321) on the Credit Facility, effective April 5, 2024. On October 4, 2024, the Company elected to capitalize the second interest payment of $313,727 (US$217,846) on the Credit Facility.

On April 15, 2024, the Company entered into a waiver and second amending agreement to the Loan Agreement with Extract Advisors LLC and Extract Capital Master Fund Ltd., whereby: (a) the lender agreed to waive application of a covenant in order to permit the acquisition of the DOE Leases by the Company on January 2, 2024; (b) the Credit Facility was amended by reducing the minimum working capital requirement to $250,000; and (c) the Credit Facility was amended by requiring written consent of the agent prior to taking any corporate action to effect a share consolidation or stock split, unless the market price exceeds $0.12 per share for 20 consecutive trading days. In consideration for entering into the waiver and second amending agreement, on June 26, 2024, the Company issued the lender 4,000,000 share purchase warrants with a fair value of $250,109. The share purchase warrants are exercisable at a price of $0.095 per warrant until September 26, 2028. The fair value of $250,109 which was incurred as part of the modification was added to the liability and will be amortized over the term of the modified liability.

During the year ended December 31, 2024, the Company recognized accretion expense of $696,123 (2023 - $14,262) which includes interest expense of $587,043 (2023 – $126,620). As at December 31, 2024, a total of $3,338,929 (US$2,351,747) (2023 – $2,703,154 (US$2,038,040)) of principal is outstanding, net of an unamortized discount of $1,836,728 (US$1,273,382) (2023 – $1,546,420 (US$1,165,921)). As at December 31, 2024, $152,427 (US$105,843) (2023 – $123,356 (US$93,004)) is outstanding for interest which is included in accounts payable and accrued liabilities.

b)	PROMISSORY NOTE

On October 1, 2024, the Company entered into a promissory note with IsoEnergy Ltd. for $6,020,000, which is secured, bears interest at 15% per annum and matures on April 1, 2025. On October 1, IsoEnergy advanced $4,249,864 to the Company and repaid a related party loan in the amount of

$1,650,000 on behalf of the Company. As at December 31, 2024, $5,899,864 of principal is outstanding and $220,639 of interest is outstanding and included in accounts payable and accrued liabilities. On January 20, 2025, the Company repaid the outstanding principal of $5,899,864 and accrued interest.

12.	SHARE CAPITAL

AUTHORIZED SHARE CAPITAL

Unlimited number of common shares without par value.

ISSUED SHARE CAPITAL

As at December 31, 2024, the Company had 1,034,229,633 (2023 – 994,598,684) issued and fully paid common shares.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

12.	SHARE CAPITAL (CONTINUED)

SHARES FOR EXPLORATION AND EVALUATION ASSETS

During the year ended December 31, 2024

On January 5, 2024, the Company issued 15,000,000 common shares with a fair value of $1,050,000 pursuant to the acquisition of 175 federal unpatented uranium mining claims, located in San Juan and Grand Counties in Utah (Note 7).

During the year ended December 31, 2023

On January 20, 2023, the Company issued 9,000,000 common shares with a fair value of $555,600 pursuant to the Calf Mesa Uranium Project acquisition (Note 7).

On January 27, 2023, the Company issued 6,000,000 common shares with a fair value of $370,400 pursuant to the acquisition of claims in the Artillery Peak Project area (Note 7).

On February 23, 2023, the Company issued 15,000,000 common shares with a fair value of $1,200,000 pursuant to the Dripping Springs Quartzite Project acquisition (Note 7).

On July 20, 2023, the Company issued 185,000,000 common shares with a fair value of $9,250,000 pursuant to the acquisition of Neutron Energy Inc. (Note 3).

PRIVATE PLACEMENTS

During the year ended December 31, 2024

The Company did not complete any private placement during the year ended December 31, 2024.

During the year ended December 31, 2023

On July 10, 2023, the Company issued 81,820,000 units at $0.055 per unit for gross proceeds of $4,500,100. Each unit is comprised of one common share of the Company and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one additional share at an exercise price of $0.085 per share until July 10, 2025. $409,100 of the proceeds was allocated to warrants using the residual method. In connection with the private placement, the Company incurred $364,064 of share issuance costs. The Company also issued 4,636,800 compensation options with a fair value of $134,090, exercisable until July 10, 2025, at an exercise price of $0.055 per share. The fair value was determined using the Black-Scholes Option Pricing Model with the following assumptions: Risk free rate of 4.74%; Expected life of 2 years; Expected volatility of 114% and dividend yield of $Nil.

On December 21, 2023, the Company issued 38,462,100 units at $0.065 per unit for gross proceeds of $2,500,037. Each unit is comprised of one common share of the Company and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share at an exercise price of $0.10 per share until December 21, 2025. In connection with the private placement, the Company incurred $138,505 of share issuance costs. The Company also issued 1,966,170 broker warrants with a fair value of $85,968, exercisable until December 21, 2025, at an exercise price of $0.10 per share. The fair value was determined using the Black-Scholes Option Pricing Model with the following assumptions: Risk free rate of 3.94%; Expected life of 2 years; Expected volatility of 113% and dividend yield of $Nil.

SHARES ISSUED FOR THE EXERCISE OF WARRANTS

During the year ended December 31, 2024

During the year ended December 31, 2024, the Company issued 4,527,005 common shares upon exercise of 4,527,005 warrants with an exercise price of $0.055 per share for gross proceeds of $248,985.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

12.	SHARE CAPITAL (CONTINUED)

SHARES ISSUED FOR THE EXERCISE OF WARRANTS (CONTINUED)

During the year ended December 31, 2024, the Company issued 15,496,150 common shares upon the exercise of 15,496,150 warrants with an exercise price of $0.085 per share for gross proceeds of $1,317,173.

During the year ended December 31, 2024, the Company issued 4,607,794 common shares upon the exercise of 4,607,794 warrants with an exercise price of $0.10 per share for gross proceeds of $460,779.

Upon exercise, the original fair value of the warrants totalling $234,961 was transferred from warrant reserve to share capital.

During the year ended December 31, 2023

None exercised during the year ended December 31, 2023.

SHARES FOR BONUS

During the year ended December 31, 2024

None issued during the year ended December 31, 2024.

During the year ended December 31, 2023

On December 21, 2023, the Company issued 8,500,000 private placement units with a fair value of $552,500 to settle management bonus issued during the year. Each unit consisted of one common share of the Company and one share purchase warrant with each warrant entitling the holder to purchase an additional common share at a price of $0.10 until December 21, 2025. $Nil proceeds was allocated to warrants using the residual method.

SHARES FOR DEBT AND DEBT ISSUANCE COSTS

During the year ended December 31, 2024

None issued during the year ended December 31, 2024.

During the year ended December 31, 2023

On October 6, 2023, the Company issued 1,158,301 common shares with a fair value of $90,000 as a success fee pursuant to the Company’s Loan Agreement (Note 11).

On December 20, 2023, the Company issued 800,000 private placement units with a fair value of $52,000 to settle $52,000 of legal fees owing to a director of the Company. Each unit consisted of one common share of the Company and one share purchase warrant with each warrant entitling the holder to purchase an additional common share at a price of $0.10 until December 21, 2025. $Nil proceeds were allocated to warrants using the residual method.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

12.	SHARE CAPITAL (CONTINUED)

WARRANTS Warrant activity is summarized as follows:

	Number of warrants	Weighted average exercise price
Balance at December 31, 2022	398,086,508	$0.17
Warrants granted	137,380,333	0.09
Warrants expired	(74,942,767)	0.20
Balance at December 31, 2023	460,524,074	$0.14
Warrants granted	4,000,000	0.095
Warrants exercised	(24,630,949)	0.08
Warrants expired	(101,870,923)	0.13
Balance at December 31, 2024	338,022,202	$0.15

During the year ended December 31, 2024, the weighted average share price on the date of warrants exercised was $0.11 (2023 - $nil).

Outstanding warrants are summarized as follows:

Number of warrants outstanding	Exercise price	Expiry
109,795	$0.055	July 10, 2025
25,413,850	$0.085	July 10, 2025
45,120,476	$0.10	December 21, 2025
221,272,918	$0.18	May 12, 2027
46,105,263	$0.095	September 26, 2028
338,022,202

At December 31, 2024, the weighted average life of warrants was 2.16 (2023 – 2.46) years.

OPTIONS

The Company has adopted an incentive stock option plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, and in accordance with the TSX.V requirements, grant to directors, officers, employees and technical consultants to the Company, non-transferable stock options to purchase common shares, provided that the number of common shares reserved for issuance will not exceed 10% of the Company’s issued and outstanding common shares. Such options will be exercisable for a period of up to a maximum of five years from the date of grant.

In connection with the foregoing, the number of common shares reserved for issuance to any one optionee will not exceed five percent (5%) of the issued and outstanding common shares and the number of common shares reserved for issuance to all investor relation activities and consultants will not exceed two percent (2%) of the issued and outstanding common shares. Options may be exercised no later than 90 days following cessation of the optionee’s position with the Company or 30 days following cessation of an optionee conducting investor relations activities’ position. With the exception of options granted for investor relations, all options granted typically vest on the grant date.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

12.	SHARE CAPITAL (CONTINUED)

OPTIONS	(CONTINUED)

The following table summarizes the continuity of the Company’s stock options:

	Number of options	Weighted average exercise price
Balance December 31, 2022	62,385,828	$0.11
Granted	36,617,828	0.10
Expired	(3,717,000)	0.10
Forfeited	(718,828)	0.12
Balance December 31, 2023	94,567,828	$0.11
Expired	(3,100,000)	0.20
Balance December 31, 2024	91,467,828	$0.10

The weighted average remaining life of the outstanding options at December 31, 2024 was 2.85 (2023 – 3.75) years.

Details of options outstanding, issued and exercisable, as at December 31, 2024 are as follows:

Number of options outstanding and exercisable	Exercise	Expiry
5,250,000	$0.10	August 28, 2025
14,500,000	$0.12	August 27, 2026
35,100,000	$0.10	September 20, 2027
36,617,828	$0.10	October 6, 2028
91,467,828

During the year ended December 31, 2024

None granted during the year ended December 31, 2024.

During the year ended December 31, 2023

On October 6, 2023, the Company granted 36,717,828 incentive stock options to certain directors, officers, employees and consultants of the Company exercisable at $0.10 per share until October 6, 2028. The options vested immediately. The fair value ascribed to the options was determined to be $2,382,195 using the Black- Scholes Option Pricing Model and was included in the statement of comprehensive loss during the year ended December 31, 2023. The following assumptions were used: Risk free rate of 4.31%; Expected life of 5 years; Expected volatility of 118% and dividend yield of $Nil.

RESERVES

Stock option reserve

The stock option reserve includes items recognized as share-based payments expense until such time that the stock options are exercised, at which time the corresponding amount will be transferred to share capital. If the options expire unexercised, forfeited or are cancelled, the amount recorded is transferred to deficit. During the year ended December 31, 2024, $452,384 (2023 – $1,975,463) was transferred to deficit for options expired unexercised or forfeited.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

12.	SHARE CAPITAL (CONTINUED)

RESERVES (CONTINUED)

Warrants reserve

The warrants reserve includes the fair value of the warrants issued for services or issued as part of private placement units until such time that the warrants are exercised, at which time the corresponding amount will be transferred to share capital. If the warrants expire unexercised or are cancelled, the amount recorded remains in the warrants reserve.

Foreign exchange reserve

The foreign exchange reserve recognizes the foreign exchange differences resulting from translation of group entities to the presentation currency that have a different functional currency than the presentation currency.

13.	INCOME TAX

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:

	December 31, 2024	December 31, 2023

Income (Loss) before income taxes	$(11,445,652)	$13,175,717

Statutory tax rate	27%	27%

Expected tax expense (recovery)	(3,090,326)	3,557,444

Non-deductible expenses and other	2,392,797	(2,197,509)

Temporary differences	–	(213,343)

Impact of foreign exchange	(317,069)	85,533

Impact of foreign tax rate	361,612	(1,115,018)

Change in valuation allowance	652,986	(117,112)

	$–	$–

Significant components of the Company’s deferred tax assets as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023

Deferred income tax assets:

Non-capital losses	$12,393,800	$10,281,023

Exploration and evaluation assets	5,068,587	6,373,874

Property and equipment	(4,603,539)	(4,633,105)

Share issuance costs	366,816	550,886

	$13,225,664	$12,572,678

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

13.	INCOME TAX (CONTINUED)

The tax pools relating to these deductible temporary difference expire as follows:

	Canadian non-capital losses	Canadian resource pools	United States tax losses	United States resource pools	Property and equipment	Share issue costs

2032	$583,364	$-	$-	$-	$-	$-

2033	717,523	-	251,919	-	-	-

2034	1,566,222	-	1,350,152	-	-	-

2035	1,049,578	-	3,999,460	-	-	-

2036	1,121,278	-	605,326	-	-	-

2037	2,591,686	-	247,292	-	-	-

2038	3,814,238	-	1,240,143	-	-	-

2039	1,495,165	-	2,285,910	-	-	-

2040	2,179,304	-	2,662,485	-	-	-

2041	2,525,063	-	2,589,839	-	-	-

2042	5,429,508	-	1,178,971	-	-	-

2043	3,582,932	-	343,802	-	-	-

2044	5,228,464	-	1,268,663	-	-	-

No expiry	-	2,271,762	-	54,430,912	24,237	1,358,578

	$31,884,325	$2,271,762	$18,023,962	$54,430,912	$24,237	$1,358,578

14.	SEGMENTED INFORMATION

The Company’s property and equipment, exploration and evaluation assets and its related reclamation bonds and insurance, by geographical areas as at December 31, 2024 and 2023, were all located in USA.

15.	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern in order to pursue the evaluation and exploration of its mineral exploration properties and to maintain a flexible capital structure, which optimizes the costs of capital at an acceptable risk. In the management of capital, the Company includes the components of share capital as well as cash. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets, or adjust the amount of cash and cash equivalents and short-term investments. In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company is not subject to any externally imposed capital requirements. There were no changes during the year to management’s approach to capital management. The Company’s investment policy is to invest its excess cash in highly liquid investments that are readily convertible into cash with maturities of three months or less from the original date of acquisition or when it is needed, selected with regards to the expected timing of expenditures from continuing operations.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

16.	FINANCIAL INSTRUMENTS

a)	FAIR VALUE

The carrying values of cash, accounts payable, due to related parties and loan payable approximate their fair values due to the relatively short period to maturity of those financial instruments. The carrying value of the long-term debt approximates its fair value due to the floating rate interest charged under the credit facility. Financial instruments recorded at fair value on the statements of financial position are classified using a fair value hierarchy.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: Inputs that are not based on observable market data.

As at December 31, 2024, the financial instruments recorded at fair value on the statement of financial position are cash and marketable securities which are measured using Level 1, and the financial instruments recorded at amortized cost are reclamation bonds.

The following are the contractual maturities of financial liabilities as at December 31, 2024:

	<1 Year	1-2 Years	3-5 Years
Accounts payable	$760,631	$–	$–
Due to related parties	223,489	–	–
Loans payable	5,899,864	–	3,625,128

b)	CLASSIFICATION OF FINANCIAL INSTRUMENTS

Financial assets included in the statement of financial position are as follows:

	December 31, 2024	December 31, 2023
Fair value through profit and loss:
Cash	$1,350,411	$2,611,281
Marketable securities	34,563	42,443
Amortized cost:
Reclamation bonds	16,087,691	14,078,254

Financial liabilities included in the statement of financial position are as follows:

	December 31, 2024	December 31, 2023
Non-derivative financial liabilities:
Accounts payable	$760,631	$306,805
Due to related parties	223,489	101,441
Loans payable	9,283,793	2,703,154

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

17.	SUPPLEMENTAL CASH FLOW DISCLOSURES

	For the years ended December 31,
		2024	2023

Fair value of compensation options	$	–	$134,090
Fair value of finders’ warrants		–	85,968
Fair value of warrants issued upon modification of Credit Facility		250,109	–
Shares issued for asset acquisition of Neutron Energy, Inc.		–	9,250,000
Shares issued for exploration and evaluation assets		1,050,000	2,126,000
Shares issued to settle amounts due to related party		–	52,000
Shares issued to settle bonuses		–	552,500
Stock options expired unexercised		-	1,975,463

18.	FINANCIAL RISK MANAGEMENT

FINANCIAL RISK MANAGEMENT

CREDIT RISK

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash held in bank accounts. The majority of cash is deposited in bank accounts held with major banks in Canada. As the Company’s cash is held by one bank there is a concentration of credit risk. This risk is managed by using a major bank that is high credit quality financial institutions as determined by rating agencies. The Company has secondary exposure to credit risk on its receivables. The receivables consist of refundable goods and services tax from the government. Credit risk is assessed as low.

LIQUIDITY RISK

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash. Historically, the Company’s sole source of funding has been the issuance of equity securities for cash, primarily through private placements. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant equity funding. Liquidity risk is assessed as high.

The Company’s current liabilities are due on demand or have a term of less than a year. The Company’s long- term liabilities consist of a credit facility which is due on September 26, 2028.

INTEREST RATE RISK

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As at December 31, 2024, the Company’s loan payable of US$3,625,128 is subject to interest rate risk. The loan payable incurs interest based on the SOFR plus 5.0% per annum, payable semi-annually in U.S. dollars. The Company, with written notice, may elect to capitalize the interest payable on the Credit Facility semi-annually, in arrears, at a rate of SOFR plus 7.0%. If interest rates on the Company’s credit facility increased (decreased) by 100 basis points with all other variables held constant, finance costs on the credit facility would increase (decreased) by $52,207 (2023 - $42,496).

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

18.	FINANCIAL RISK MANAGEMENT (CONTINUED)

FOREIGN CURRENCY RISK

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The foreign currency risk for the Company is low as the foreign currencies held are in the functional currency of the entities.

COMMODITY RISK

Commodity risk is the risk that the value of future cash flows and profits will fluctuate based on the prices of commodities. The Company is exposed to changes in the price of commodities. Changes in the price of commodities will impact the Company’s ability to obtain financing to explore its exploration and evaluation assets.

As at December 31, 2024, the Company has no contracts or agreements in place to mitigate these price risks.

19.	SUBSEQUENT EVENTS

a)	On January 14, 2025, the Company terminated the Arrangement Agreement dated October 2, 2024 as discussed in Note 4.

b)

On January 15, 2025, the Company issued 107,142,857 common shares at $0.14 per share to Uranium Energy Corp. (“UEC”) pursuant to a subscription agreement entered with UEC on January 14, 2025 for gross proceeds of $15,000,000.

c)	On January 20, 2025, the Company repaid the IsoEnergy promissory note and accrued interest as discussed in Note 11.

d)

On February 20, 2025, the Company entered into an Indemnification Support Agreement with UEC whereby UEC will provide indemnification support limited to US$3,000,000 (the “Support Amount”) in connection with certain bonding requirements relating to Shootaring Canyon Mill. In consideration for the provision of the indemnity, the Company agrees to pay to UEC a cash support fee equal to the Support Amount multiplied by the secured overnight financing rate (“SOFR”) as administered by the CME Group Benchmark Administration Limited plus 5% per annum, which fee shall be calculated monthly and paid in US dollars in arrears on the first day of each calendar month. The Company also agreed to granted UEC the right (the “Pre-Emptive Rights”), to subscribe for and to be issued up to such number of the Company’s common shares that will allow UEC to maintain its percentage ownership interest in the Company.

Anfield Energy Inc.

Notes to Consolidated Financial Statements

For years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

19.	SUBSEQUENT EVENTS (CONTINUED)

e)

On February 20, 2025, the Golden Eagle Asset Transfer Agreement as discussed in Note 7 was amended and pursuant to the amendment the Company agreed to pay the following consideration for the DOE Leases and associated dates:

• US$400,000 in cash paid on or before February 21, 2025 (paid);

• Issuance of US$1,250,000 worth of common shares on or before February 21, 2025;

• US$750,000 in cash at the one-year anniversary of closing (the “One-Year Anniversary Payment”) with the option to extend for two subsequent 90-day periods (the “Extension Options”), subject to the following condition:

a)

The Extension Options shall be at the sole discretion of the Company and may only be exercised in the event that the Company’s application for a NASDAQ listing and subsequent financing are delayed; and

b)	The Company shall pay US$100,000 for each Extension Option that is exercise, with the Extension Option payments to be deducted from the One-Year Anniversary Payment.

• US$1,000,000 in cash at the two-year anniversary of closing;

• US$1,000,000 in cash at the three-year anniversary of closing; and

• US$1,500,000 in cash at the four-year anniversary of closing.

f)	On March 11, 2025, HRI increased its performance bonds for reclamation with the U.S. Department of Energy to US$2,799,900.

g)

On March 17, 2025, the Company entered into an amending agreement (the “Amending Agreement”) with Extract Advisors LLC (“Extract”) for the extension of an additional US$6,000,000 increase to the existing credit facility dated September 26, 2023 (the “Credit Facility”). In connection with the Amending Agreement, the Company issued 59,925,000 share purchase warrants to Extract (the “Facility Warrants”), with each such Facility Warrant entitling the holder thereof to acquire one common share of the Company at an exercise price of $0.15 per share for a period ending on September 26, 2028. In addition, the Company paid an arrangement fee of $200,000 in consideration for the amendments.